Exhibit 3.1

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF AMPIO PHARMACEUTICALS, INC.

Ampio Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.         This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation's Certificate of Incorporation filed with the Secretary of State on March 24, 2010, and amended (the “Certificate of Incorporation”).

2.         Article IV, Section 1 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

Section 1. Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is 310,000,000; of which 10,000,000 shares with a par value of $0.0001 shall be designated Preferred Stock and 300,000,000 shares with a par value of $0.0001 shall be designated Common Stock.

This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

3.         All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Daniel Stokely, its Chief Financial Officer, this 16th day of December,  2019.

By	/s/ Daniel Stokely
Daniel Stokely
Chief Financial Officer